Execution Version

SOFTWARE LICENSE AND ROYALTY AGREEMENT

This document and its attachments contain certain terms of agreement between Streamline Health, Inc., a corporation organized under the laws of Ohio, with offices located at 1230 Peachtree Street NE, Suite 1000, Atlanta, Georgia 30309 (“Streamline”) and the Montefiore Medical Center, a not-for-profit corporation organized under the laws of New York, with offices located at 111 East 210 Street, Bronx, New York 10467 (“Montefiore”).
BACKGROUND INFORMATION
A.    Montefiore is a hospital that has developed a certain proprietary software product, utilizing proprietary code developed by its personnel and numerous components obtained under licenses from third parties, and Montefiore applied for and/or obtained certain patent rights related to processes that are or may be practiced by operation and use of such software. Streamline and Montefiore desire to enter into a royalty and license agreement whereby Streamline will commercialize and further develop and maintain the software product described above by licensing the same from Montefiore and sublicensing it to one or more third-party customers, while Montefiore will retain the ability to use the same for its internal operations.
B.    Streamline is in the business of developing, commercializing and supporting software products and providing related services to healthcare providers and healthcare-related industries. Streamline desires to obtain an exclusive license to commercialize the software product described above and to acquire all rights necessary and appropriate for such purposes.
C.    The Parties desire to enter into a binding agreement according to which Montefiore shall grant certain license rights to Streamline, and shall assign certain contracts, licenses and other assets to Streamline, and whereby Streamline shall pay certain royalties and provide certain services to Montefiore, all as provided in greater detail in this Contract.
TERMS OF AGREEMENT
By signing this Contract, Montefiore and Streamline signify their intent to be contractually bound by the terms and conditions set forth below, in consideration for their mutual promises set forth below.

1. DEFINED WORKS AND PHRASES.
Some capitalized words and phrases used in this Contract have defined meanings that are set forth in Exhibit A.
2. GRANT OF RIGHTS AND ASSET ACQUISITIONS.
2.1 Software License and Delivery of Materials; Reservation of Rights.
(a)    Montefiore grants to Streamline a license, effective during the Contract Period, to use, reproduce, publicly perform, publicly display, modify, adapt, translate, create derivative works of, digitally transmit, and distribute the Licensed Software and Software Documentation. This license is exclusive, subject to the Reserved Rights, as contemplated in Section 2.2 (Exercise of Reserved Rights; General Reservation of Rights) below. This license may not be assigned except as contemplated in Section 8 (Miscellaneous Provisions) below. The rights granted by this paragraph are fully sublicenseable, separately and/or in aggregate, through multiple tiers of sublicensees, provided that any sublicenses shall be granted in accordance with applicable restrictions set forth below. Without limiting the application of the foregoing, during the Contract Period Montefiore grants to Streamline an exclusive, worldwide license under all Licensed Rights in all fields of use and for all purposes, subject to the Reserved Rights, as contemplated in Section 2.3 below. Except as expressly granted to Streamline by Montefiore in this Contract, neither Montefiore nor any of its Affiliates grants any other licenses in and to any other Intellectual Property Rights owned or licensed by Montefiore or such Affiliates. Montefiore expressly reserves all of its right, title and interest in and to such Intellectual Property Rights.
(b)    As soon as commercially practicable after the Effective Date, Montefiore shall deliver to Streamline one (1) complete copy of the Licensed Software, including source code and object code formats, and one copy of all Software Documentation, in electronic format.
(c)    Streamline acknowledges that, as between the Parties, Montefiore owns all Intellectual Property Rights and proprietary interests that are embodied in, or practiced by, the Licensed Software and the Software Documentation. For avoidance of doubt, the Parties agree that Streamline will own all Intellectual Property Rights in derivative works that it creates based on the Licensed Software and/or Software Documentation, subject to Montefiore’s continuing ownership of Intellectual Property Rights in the underlying Licensed Software and Software Documentation as originally provided under this Contract.
(d)    For so long as this Contract remains in effect, Montefiore agrees not to attempt to commercialize any software product or online service that is designed to compete, directly or indirectly, with the Licensed Software, as it exists on the Effective Date (and for the purposes for which it is used on the Effective Date), with a solution that incorporates unique features or functionality thereof as the same exists on the Effective Date.
2.2 Exercise of Reserved Rights; General Reservation of Rights. Notwithstanding the rights granted to Streamline in Section 2.1(a), but subject to Section 2.1(d), Montefiore expressly reserves the non-exclusive right to use the Licensed Software (in both machine readable object code and source code) and the Software Documentation, and to exercise Intellectual Property Rights owned by Montefiore, on its own behalf and on behalf of its Affiliates, and embodied in, or practiced by, such Licensed Software and Software Documentation, solely for their internal business purposes. For purposes of this Contract, the rights reserved by Montefiore pursuant to this paragraph shall be referenced as “Reserved Rights.” The Reserved Rights shall be interpreted to include the rights (i) to reproduce and install copies of the Licensed Software upon computer systems in Montefiore’s and such Affiliates’ possession or control (including, for avoidance of doubt, computer systems of any third-party service providers), (ii) to reproduce copies of the Software Documentation solely for use (including remote use) by Montefiore’s and such Affiliates’ personnel (or personnel in the employ of third-party service providers acting on behalf of Montefiore or Affiliates) in connection with using the Licensed Software and (iii) to modify the Licensed Software and create derivative works thereof or have third parties that are bound by obligations of confidentiality modify the Licensed Software and create derivative works thereof (collectively, “Modifications”), provided that (a) Montefiore shall notify Streamline if any Modifications are so created, describing the nature of each such Modification, (b) Montefiore shall not distribute such Modifications to any third party other than to its Affiliates, and (c) except as otherwise agreed in a statement of work, Streamline shall not be responsible for any maintenance or support obligations with respect to such Modifications.
2.3 Assignment of Agreements in Third-Party Resources; Assignment of Other Assets.
(a)    Effective as of the Effective Date, Montefiore hereby assigns, transfers and conveys to Streamline all Montefiore’s right, title and interest in and to the Third-Party Resource Agreements listed on Exhibit C of this Contract, including all claims arising thereunder from and after the Effective Date. Montefiore agrees that it shall retain all rights, obligations, duties and liabilities under the Third-Party Resource Agreements only to the extent arising prior to the Effective Date, including, without limitation, any payment obligations coming due from or after the Effective Date with respect to any use or distribution of the Third-Party Resources prior to the Effective Date. Subject to the preceding sentence, Streamline hereby agrees to assume and perform all obligations, duties and liabilities arising under the Third-Party Resource Agreements from and after the Effective Date.
(b)    As soon as commercially practicable after the Effective Date, Montefiore shall deliver to Streamline, or cause the applicable third-party vendor or licensor to deliver to Streamline, one (1) complete copy of each Third-Party Resource, in all formats licensed under the applicable Third-Party Resource Agreement, including any associated documentation or other materials having been provided by the relevant third-party licensor.
(c)    Montefiore will provide such assistance as Streamline may reasonably request, without additional charge, as Streamline reasonably deems necessary to transition administration of each Third-Party Resource Agreement to Streamline, including, without limitation, providing notice to or obtaining consent from the relevant third-party licensors as may be required by the applicable Third-Party Resource Agreements. Nothing in this Section 2.3(c) shall be deemed to obligate Montefiore to incur any out-of-pocket costs or to provide technical assistance or personnel to Streamline in connection with the transition of any Third Party Resource Agreement. To the extent any Third Party Resources Agreement is not assignable, Streamline may undertake at its own expense to enter into a new agreement with such Third-Party Resources provider or a substitute provider of similar resources.
(d)    Effective as of the Effective Date, Montefiore hereby assigns, transfers and conveys to Streamline all Montefiore’s right, title and interest in and to the equipment and materials identified in Exhibit F (the “Transferred Equipment”), including, without limitation, any information, files and content stored upon the same (the “Installed Resources”); provided, however, that the Transferred Equipment and Installed Resources shall remain on their current site for a period of three (3) months following the Effective Date as described below. Montefiore represents and warrants that it has all rights necessary to transfer ownership of all Transferred Equipment and Installed Resources to Streamline, without encumbrance of any kind whatsoever, provided that this paragraph shall not be interpreted to assign ownership of any Intellectual Property Rights in any Third-Party Resources contained within the Installed Resources or any personal health information contained therein, all of which personal health information shall be considered Montefiore’s Proprietary Information and expressly be and remain subject to the Business Associate Agreement appended to the Software License and Support Agreement between the Parties dated the Effective Date. All such Third-Party Resources shall remain subject to applicable Third-Party Resource Agreements that are assigned pursuant to the preceding clauses of this Section 2.3. Montefiore shall deliver all Transferred Equipment, including the Installed Resources, as may be mutually agreed pursuant to a Statement of Work as contemplated in Section 2.6 below. Within three (3)

months of the Effective Date, Streamline shall provide Montefiore with a list setting forth the Installed Resources (i) that Streamline has replaced or (ii) for which Streamline has obtained an assignment from the third party licensor therefor. During such three (3) month period, Streamline shall have, and Montefiore hereby grants to Streamline, a nontransferable, revocable, limited right for the Transferred Employees to access and use the Transferred Equipment located at Montefiore’s Yonkers facility (at 1010 Central Park Ave., Yonkers, NY) to conduct development for and facilitate transfer of the Software. Thereafter, such Transferred Equipment will be re-located to Streamline’s offices located in Manhattan, New York.

(e)    Effective as of the Effective Date, Montefiore hereby assigns, transfers and conveys to Streamline all Montefiore’s right, title and interest in and to (i) all text, graphics, and other content available for viewing and use as of the Effective Date at the domain name https://exploreCLG.Montefiore.org (the “CLG Site”), including all copyrights and all rights in the CLG Brand that are embodied by the CLG Site, and (ii) all HTML code and software underlying the functionality of the CLG Site, including all Intellectual Property Rights that are embodied in or practiced by the CLG Site, provided that this paragraph shall not be interpreted to assign ownership of any Intellectual Property Rights in any Third-Party Resources contained within the CLG Site, and instead all such Third-Party Resources shall remain subject to applicable Third-Party Resource Agreements that are assigned pursuant to the preceding clauses of this Section 2.3 Furthermore, this paragraph shall not be interpreted to assign any trademarks of Montefiore that are not part of the CLG Brand or Other CLG Marks, and no license is granted to any such other trademarks. Collectively, all information and materials assigned to Streamline pursuant to this paragraph may be referenced as “CLG Site Materials.” Montefiore shall deliver all CLG Site Materials as may be mutually agreed pursuant to a Statement of Work as contemplated in Section 2.6 below.
(f)    STREAMLINE ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES PROVIDED BY MONTEFIORE WITH RESPECT TO THE TRANSFERRED EQUIPMENT AND THE INSTALLED RESOURCES ARE IN LIEU OF ANY OTHER WARRANTY, AND MONTEFIORE HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSFERRED EQUIPMENT OR INSTALLED RESOURCES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF NON-INFRINGEMENT. MONTEFIORE DOES NOT WARRANT THAT THE OPERATION OF THE TRANSFERRED EQUIPMENT, THE INSTALLED RESOURCES OR THE CLG SITE MATERIALS WILL BE UNINTERRUPTED OR ERROR FREE. FOR AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED IN THIS CONTRACT, STREAMLINE ACKNOWLEDGES THAT THE TRANSFERRED EQUIPMENT, THE INSTALLED RESOURCES AND THE CLG SITE MATERIALS ARE PROVIDED “AS IS.”
2.4 Assignment of Existing Customer Agreement.
(a)    Montefiore agrees to require its Affiliate, EHIT, to execute the form of assignment attached to this Contract as Exhibit E and to assign, transfer and convey to Streamline, effective as of the Effective Date, all of EHIT’s right, title and interest in and to the Existing Customer Agreement, including all claims existing thereunder but unasserted as of the Effective Date and all claims arising thereunder from and after the Effective Date.

(b)    Montefiore will provide such assistance as Streamline may reasonably request, without additional charge, as Streamline reasonably deems necessary or appropriate to transition administration of the Existing Customer Agreement to Streamline, including, without limitation, by causing EHIT to provide such assistance, as necessary, and by providing notice (or causing EHIT to provide such notice) to or obtaining consent from the relevant third-party licensors as may be required by the Existing Customer Agreement. Nothing in this Section 2.4(b) shall be deemed to obligate Montefiore to incur any out-of-pocket costs or to provide technical assistance or personnel to Streamline in connection with the transition of the Existing Customer Agreement.
2.5. EHIT Personnel. Montefiore acknowledges that Streamline may desire to engage the services of one (1) or more of Montefiore’s or Montefiore’s Affiliate’s current personnel who are or have been involved in the development, commercialization or support of the Licensed Software. Accordingly, Streamline shall have the right, but not the obligation, to solicit any personnel listed on Schedule 2.5 for employment or engagement in connection with Streamline’s exploitation of the Licensed Software as contemplated in this Contract. Montefiore represents and warrants that such personnel are the only current personnel of Montefiore and its Affiliates who have been substantially engaged in the development, commercialization and support of the Licensed Software. With respect to those personnel who agree to be interviewed by or who subsequently are offered and accept employment with, Streamline, Montefiore agrees to provide a limited release each of such personnel from any and all obligations, arising pursuant to any employment contract or corporate policy that would prevent, restrict, or limit any such personnel’s right or ability to seek or accept employment or engagement with Streamline and/or any Streamline Affiliate, or that would prevent, restrict, or limit any such personnel’s right or ability to provide information or assistance as reasonably required by Streamline, but, with respect to their provision of information, the scope of such release shall be limited solely to information (i) relating to the Licensed Software, the Software Documentation, the Third Party Resources, or the Assumed Contracts, and (ii) which Montefiore is not prohibited from disclosing either by law or by contract with any third party (the “Released Claims”). Subject to the foregoing limitations, Montefiore hereby waives, discharges and releases Streamline, Streamline’s Affiliates, and any personnel of Montefiore or a Montefiore Affiliate hired or engaged by either Streamline or any Streamline Affiliate from the Released Claims and from any breach of non-competition obligations, to the extent arising in connection with Streamline’s or its Affiliate’s hiring or engagement of such personnel. Montefiore agrees to execute such further documents or agreements as reasonably requested by Streamline to evidence or give effect to this paragraph, and Montefiore shall cause its Affiliates, including, without limitation, EHIT, to provide releases with respect to their personnel of equal scope to the releases required by this paragraph. Streamline acknowledges and warrants that any member of Montefiore’s personnel whom it seeks to engage in accordance with the foregoing paragraph will be offered employment or engagement as soon as practicable after the Effective Date. Streamline also warrants that the agreements memorializing such employment relationships will be executed as of, and the individuals who enter into such agreements shall be considered employees, consultants or contractors of Streamline as of, November 1, 2013.
2.6 Transition Services. The Parties acknowledge that they may desire from time to time to establish arrangements whereby one Party would provide certain services to the other Party pursuant to one or more Statements of Work (as defined below), including, by way of example, services by Streamline to Montefiore to assist with its continued use of the Licensed Software during a defined period of time following the transfer of the Licensed Software and associated personnel to Streamline as contemplated herein. As the first of such arrangements, the parties shall execute and deliver on the Effective Date a Statement of Work (as defined below), substantially in the form attached hereto as Exhibit G, pursuant to which Montefiore’s Affiliate, Emerging Health Information Technology, LLC, will provide certain hosting services for Streamline’s development environment used in connection with the Licensed Software. For purposes of the foregoing, the term “Statement of Work” shall mean a separate, mutually signed document that unambiguously identifies this Contract and expressly states that the parties intend for it to be considered a Statement of Work under this Contract, and that (i) identifies the duties that each Party agrees to perform and, if applicable, the time period during which those duties are to be performed and/or completed; (ii) identifies any deliverables to be provided by either Party, if applicable; (iii) states any payments to be made by either Party and any other applicable economic terms; and (iv) includes any additional terms or conditions that the Parties desire to include related to the rights and duties of the parties under that Statement of Work. No Statement of Work will be binding unless and until mutually executed by the Parties. Each Statement of Work shall be considered an integral part of this Contract as if fully incorporated and set forth herein. In the event of a conflict between the terms of this Contract and the terms of any Statement of Work, the terms of this Contract will govern unless the Statement of Work expressly identifies a provision of this Contract and expressly states the Parties’ desire that the Statement of Work should supersede that provision for purposes of the Statement of Work.
2.7 Non-solicitation. During the Contract Period and for a period of twelve (12) months thereafter, Streamline shall not, whether directly or indirectly through third parties, solicit, recruit or induce any employee, consultant or representative of Montefiore or its Affiliates (other than the Transferred Employees of EHIT) to leave, terminate or otherwise end his/her association with Montefiore or its Affiliates in order to become an employee, agent, consultant or representative of Streamline or its Affiliates. Notwithstanding the immediately preceding sentence, (i) nothing in this paragraph shall limit Streamline’s right or ability to hire or engage any person whom Streamline has not directly solicited to apply for a position but who has responded to general solicitations for employment, such as newspaper advertisements; and (ii) Streamline may freely solicit and employ any of Montefiore’s or its Affiliates’ personnel after such personnel voluntarily leave the employment of such employer or are terminated by such employer.
2.8 Management Briefing. For the first six (6) months of the Contract Period, on a monthly basis, one or more members of Streamline’s management shall, telephonically or in-person, provide a briefing to Montefiore’s management designee to describe Streamline’s efforts to commercialize the Licensed Software (“Briefing”). Thereafter, Montefiore shall receive Briefings at quarterly intervals upon request. Any disclosure under this Section shall remain subject to the confidentiality restrictions set forth in Section 5 below.
3. COMMERCIALIZATION AND DISTRIBUTION
3.1 Attribution and Branding Rights; Assignment of CLG Brand Rights.
(a)    As between the Parties and subject to the terms of this Section 3.1, Streamline shall have the right to determine the branding of any and all Covered Offerings. Montefiore agrees that Streamline may display Streamline’s or its designees’ brand(s) upon and within the Licensed Software and Software Documentation, and may represent to third parties and the general public that Covered Offerings are proprietary to Streamline or its designees (e.g., Streamline’s resellers and other business partners), and Streamline’s licensors.
(b)    Montefiore hereby irrevocably assigns to Streamline all right, title and interest in and to the CLG Brand, including any and all registrations for trademark rights and service mark rights that

Montefiore or any Montefiore Affiliate may own or hold in the CLG Brand. Montefiore acknowledges that, from and after the Effective Date, subject to the terms and conditions of this Contract, Streamline shall have the right to use the CLG Brand without restriction, including, by way of example, the rights to modify the CLG Brand in Streamline’s discretion, to make combination marks and derivatives of the CLG Brand and the right to use the CLG Brand in association with any and all Covered Offerings and Independent Offerings. Streamline may register its rights to the CLG Brand in any jurisdiction, and Montefiore agrees to provide such assistance as Streamline reasonably requests in order to evidence or to give effect to the rights assigned in this paragraph, provided that Streamline shall reimburse Montefiore for its reasonable out-of-pocket expenses incurred to provide such assistance.
(c)    Streamline agrees to include a notice, either within applicable end user documentation, within Streamline’s primary corporate website, or within the Licensed Software itself (e.g., within the acknowledgements stated in an “About” menu or similar) indicating that the relevant Covered Offering includes software that was originally developed by Montefiore. Placement of such notice shall be determined by Streamline in its reasonable discretion.
(d)    The Parties acknowledge that, as of the Effective Date, certain trademarks and/or service marks that are identified in Exhibit D as the “Other CLG Marks” are intent to use applications for trademarks and/or service marks for which Montefiore and/or Montefiore’s Affiliates have not filed statements of use. Notwithstanding, the fact that the Parties acknowledge Streamline qualifies as a successor in interest to the CLG business for purposes of assigning legal title in the Other CLG Marks under applicable trademark law, Montefiore and/or its Affiliates have agreed to license the Other CLG Marks to Streamline until such time as statements of use can be filed and then assign title to Streamline. Accordingly, Montefiore hereby grants to Streamline an exclusive license under all rights that Montefiore and/or its Affiliates have or may have with respect to the Other CLG Marks, including any and all trademark rights, all rights in any trademark registrations related to the Other CLG Marks, and all rights to apply for registration of such Other CLG Marks in any jurisdiction worldwide. Montefiore further agrees to assign to Streamline all right, title and interest in and to the Other CLG Marks promptly upon the occurrence of any circumstance giving Montefiore the legal right and ability to make such assignment. Montefiore hereby appoints Streamline as its agent and attorney-in-fact, which appointment is coupled with an interest, to act on Montefiore’s behalf to file and execute any application, statement of use, registration or other document as necessary to establish and/or perfect any proprietary rights in the Other CLG Marks in any jurisdiction, and to act on Montefiore’s behalf to execute and effect the assignment of all such rights to Streamline. Montefiore agrees to provide such assistance as Streamline deems necessary or desirable to accomplish such filings and/or assignments, including, without limitation, by executing such additional documents as Streamline reasonably requests for such purposes.
3.2 Distribution Pricing. As between the Parties, Streamline shall have sole discretion to establish price schedules and business models applicable to distribution of Covered Offerings to customers, provided that, notwithstanding such price schedules or business models, Streamline agrees to pay to Montefiore all applicable fees and royalties with respect to distribution of Covered Offerings required by Section 4 (Economic Terms of Contract). Notwithstanding the foregoing, to the extent that Streamline sells, licenses or otherwise provides Covered Offerings in combination with other products and services that do not constitute Covered Offerings (“Bundled Offerings”), Streamline agrees that, for purposes of calculating Net Attributable Revenues, it shall allocate the gross revenues received for Bundled Offerings in a manner that reasonably and fairly accounts for the value that the Covered Offering contributes to the Bundled Offering as a whole.

3.3 Sublicensing of Covered Offerings.
(a)    Streamline will be permitted to grant to any third party a sublicense under rights granted in Section 2 (Grant of Rights and Asset Acquisitions), including, without limitation, customers and channel partners, provided that any such license shall be granted subject to a formal written agreement which (i) shall not purport to make any binding representations, warranties or other obligations on Montefiore’s behalf; (ii) shall not exceed in any respect the licenses granted by Montefiore to Streamline hereunder and shall refrain from purporting to transfer title in any Intellectual Property Rights that are embodied in the Licensed Software and Software Documentation as provided under this Contract; (iii) shall comply with applicable law; (iv) shall exercise commercially reasonable efforts (1) to limit Montefiore’s liability, in a manner consistent with the manner that Streamline limits its own liability, for direct damages and (2) disclaim all liability with respect to indirect, special, incidental, exemplary, punitive or consequential damages (including, without limitation, loss of profits); and (v) shall otherwise remain consistent with the terms and conditions of this Contract. For purposes of this Contract, an agreement between Streamline and a third party that complies with this paragraph shall be considered a “Qualified Sublicense.”
(b)    Montefiore acknowledges and agrees that Streamline shall have the right to appoint resellers or distributors of Covered Offerings, and Streamline may grant sublicenses to any or all such third parties under each of the licenses granted by the provisions of Section 2 (Grant of Rights and Asset Acquisitions), provided that such sublicenses are, in each case, granted pursuant to a Qualified Sublicense, and provided further that, to the extent the acts and omissions of such resellers and distributors would constitute a breach of this Contract if Streamline itself were to undertake such acts or omissions, Streamline shall remain liable for such acts and omissions to the same extent Streamline would otherwise be liable under this Contract.
(c)    Streamline shall have the right (i) to place source code of the Licensed Software into escrow for the benefit of third-parties licensing Covered Offerings, which escrow shall be pursuant to escrow agreements with reputable providers (e.g., Iron Mountain) of source code escrow services; and (ii) to permit release of such source code to the relevant third-party licensees who are the designated beneficiaries of such escrow accounts, consistent with standard industry release conditions.

3.4 Enforcement of Intellectual Property Rights Against Third Parties.
(a)    Streamline shall have the right, at its sole expense, to enforce the Licensed Rights, and Montefiore hereby irrevocably assigns to Streamline the right to enforce the Licensed Rights during and after the Contract Period, with respect to all claims arising under the Licensed Rights prior to, during and after the Contract Period. In the event that Streamline elects to bring any action to enforce the Licensed Rights, Montefiore agrees to provide such assistance as Streamline reasonably requests, at Streamline’s expense, and Streamline shall have the right to retain any monies recovered from the relevant third party as a result of such enforcement action, provided that such amounts recovered, less all actual costs and expenses incurred by Streamline in connection with such enforcement action, shall be considered Net Attributable Revenues. Notwithstanding anything contained herein to the contrary, Montefiore may participate at its own expense in such enforcement of the Licensed Rights or negotiations to protect its interests.

(b)    Montefiore acknowledges and agrees that Streamline shall have no obligation to pursue enforcement of any particular claim arising under the Licensed Rights. In the event that Montefiore desires that Streamline enforce the Licensed Rights against a third party, Montefiore shall provide written notice to Streamline, setting forth in reasonable detail the basis for such desired enforcement action. In the event that Streamline does not, within two (2) calendar months following its receipt of such notice, provide written notice to Montefiore asserting Streamline’s intent to pursue such enforcement action, Streamline agrees to assign to Montefiore, and does hereby assign to Montefiore, all of Streamline’s rights and interest in that particular claim, in which event (i) Montefiore may pursue and direct such enforcement action at its own expense, provided that Montefiore may not settle such claim in any manner that grants or purports to grant any license in conflict with the rights granted under this Contract, (ii) Streamline shall provide such assistance as Montefiore reasonably requests, at Montefiore’s expense, and (iii) Montefiore shall have the right to retain any monies recovered from the relevant third party as a result of such enforcement action, provided that such amounts recovered, less all costs and expenses incurred by Montefiore in connection with such enforcement action, shall be shared between the Parties in the same proportions as if the same had been received by Streamline as Net Attributable Revenues, and Montefiore shall remit that portion of such recovered monies that remain after first retaining the royalty to which it would otherwise be due under this Contract. In the event that Streamline does provide written notice, within the above-referenced 2-month period, asserting its intent to pursue the relevant enforcement action, Streamline agrees to pursue such enforcement diligently and in good faith.
(c)    During the Contract Period, Montefiore agrees that it shall either (i) pay (at least ninety (90) calendar dates prior to the applicable deadline) all renewal fees, extension fees, or similar charges (collectively, “Renewal Fees”) to all applicable governmental agencies, including, without limitation, the U.S. Patent and Trademark Office, as are necessary to cause the patents identified Exhibit D (and any patents issuing on any patent applications identified in Exhibit D) (the “Patents”) to remain in force and effect for the maximum duration allowed by applicable law; or (ii) notify Streamline of its intent not to pay any particular Renewal Fees at least ninety (90) calendar days prior to the date after which the failure to pay such amount would jeopardize Streamline’s ability to enforce or renew the applicable Patent(s), in which even Streamline shall have the right, at its option, to pay the applicable Renewal Fees. In the event that Montefiore has failed either to pay the applicable Renewal Fees or timely notify Streamline as required above, Streamline shall have the unilateral right to pay such Renewal Fees at its election. Streamline shall have the right to deduct all such amounts paid as Renewal Fees from amounts subsequently becoming due and payable under this Contract.
4. ECONOMIC TERMS OF CONTRACT.
4.1 Fees Payable; Report; Auditing.
(a)    In consideration for the rights granted and the promises made by Montefiore under this Contract, Streamline agrees to pay to Montefiore the royalties stated in Exhibit B at such times as Exhibit B requires.
(b)    To assist Montefiore in confirming the accuracy of payments made by Streamline as required by this Contract, Streamline agrees to accompany each payment contemplated by Exhibit B with a written report, setting forth in reasonable detail such information as is necessary to confirm the accuracy of Streamline’s payment calculations.

(c)    Streamline agrees to keep accurate written records on paper or in electronic format with detail sufficient to enable later confirmation that all payments under this Contract have been accurately calculated and that Streamline has performed its material obligations hereunder in compliance with the terms of this Contract. Streamline agrees to keep those records in a manner that is consistent with generally accepted accounting principles in the United States, and will retain all such records for at least five (5) years following the period to which they relate. Streamline agrees to permit Montefiore and its agents to review those records at Streamline’s premises upon request at any time prior to the third anniversary of this Contract’s termination or expiration, and Montefiore agrees to treat those records as Streamline’s Proprietary Information. During the term of the Contract and for a period of at least three (3) years thereafter (such period, the “Audit Period”), Montefiore or its designees shall be provided reasonable access to such Streamline records for audit purposes. Streamline shall provide Montefiore or its designees with reasonable cooperation and assistance in connection with any such audit, and shall make available, upon reasonable request, personnel and access to facilities. If an audit conducted hereunder reveals any payments due or owing to Montefiore in accordance with the terms of Exhibit B, Streamline shall promptly remit payment to Montefiore in an amount that covers such discrepancies and, if the underpayment exceeds five percent (5%) of amounts payable during the period to which the audit relates, Streamline shall, within thirty (30) days after receiving an invoice therefor, reimburse Montefiore for all reasonable fees and expenses incurred to conduct the audit.
(d)    In the event that Montefiore has not received Ongoing Royalty Fees under Section B.3 of Exhibit B that equal or exceed the sum of Three Million Dollars ($3,000,000) prior to May 1, 2020, Streamline agrees to pay to Montefiore the sum of Three Million Dollars ($3,000,000), less any amounts having been paid under Section B.3 of Exhibit B prior to such date. The payment provided for in this paragraph shall be made by Streamline no later than June 1, 2020. Any payments made by Streamline pursuant to this paragraph shall be credited against any amounts that subsequently come due under Section B.3 of Exhibit B.
4.2 Tax Responsibilities. Streamline acknowledges that any sales taxes, use taxes, value-added taxes, import or export duties, tariffs, or similar charges imposed upon the transactions that are subject to this Contract are payable in addition to all royalties, license fees and other amounts that this Contract expressly requires Streamline to pay. Streamline agrees to pay all those charges directly to the applicable taxing authorities, or, if at any time Montefiore is required by law to collect those charges from Streamline, Streamline will pay them directly to Montefiore within thirty (30) days after Montefiore issues an applicable invoice. Streamline agrees not to withhold any amounts from its payments to Montefiore for purposes of paying taxes, unless Streamline is required to do so by applicable law. Each Party agrees to obtain and keep receipts from applicable taxing authorities if it pays any taxes that may be imposed on transactions subject to this Contract, and it will promptly provide copies of those receipts to the other Party upon request. Neither Party has any responsibility for paying any portion of income taxes imposed on the other Party.
4.3 Expenses. Except as otherwise expressly provided in this Contract, and unless the Parties expressly agree via a mutually signed writing that a different rule should apply in a particular instance, each Party agrees to bear its own expenses when exercising its rights and performing its duties under this Contract.

5. CONFIDENTIALITY.

5.1 Basic duties regarding Proprietary Information.
(a)    With regard to information that one Party discloses to the other, the disclosing Party is the “Owner,” and with regard to information it receives from the other, it is the “Recipient.” The Recipient agrees not to disclose or permit access to the Owner’s Proprietary Information (as defined below), except to the Recipient’s employees and agents who are informed of the confidential nature of the Proprietary Information and who have agreed in writing or who are otherwise legally bound to treat the Owner’s Proprietary Information in a manner consistent with Recipient’s duties under this Contract. The Recipient will not use the Owner’s Proprietary Information except (i) as necessary to perform the Recipient’s duties under this Contract; and (ii) in any other manner that this Contract expressly authorizes. Even after termination or expiration of this Contract, the Recipient will continue to treat Proprietary Information received from the other Party in accordance with this Contract, for so long as the information fits the definition of “Proprietary Information,” or until use and disclosure of the information would no longer be restricted even if this Contract remained in full force.
(b)    The Recipient’s duties under this Section will apply only to (i) information which is marked to clearly identify it as the Owner’s Proprietary Information, or, if disclosed orally, which is identified as Proprietary Information both at the time of disclosure and again in a writing delivered by the Owner within a reasonable time; (ii) information which, due to its nature or the circumstances surrounding its disclosure, any reasonable person would be compelled to conclude is intended by the Owner to be considered confidential and proprietary for purposes of this Contract; and (iii) information which the Contract expressly requires to be treated a Proprietary Information.
(c)    Montefiore represents that to its knowledge the source code of the Licensed Software has not been published or disclosed to any third party, other than EHIT, prior to or as of the Effective Date, except as disclosed in the published patents listed in Exhibit D. For avoidance of doubt, Montefiore will refrain and shall cause its Affiliates to refrain from disclosing the source code of the Licensed Software to any third party, in whole or in part, except with Streamline’s prior written consent or as otherwise required by law.
(d)    The Parties agree that the detailed terms of this Contract will be considered Proprietary Information of both Parties.
5.2 Exceptions to Confidentiality Obligations. Even if some information would be considered Proprietary Information according to the definition in this Contract, the Recipient will have no duties regarding that information, subject to Section 2.1(d), if (i) the Recipient develops the same information without any use of or reference to the information obtained from the Owner; (ii) the Recipient rightfully obtains the information from some third party, without restrictions on use and disclosure, but only if the Recipient has no knowledge that the third party’s provision of that information is wrongful; or (iii) the information is made available to the general public without any violation of this Contract by the Recipient.
5.3 Compliance with Legal Duties. The Recipient will not be in breach of this Contract by delivering some or all of the Owner’s Proprietary Information to a court, to law enforcement officials, and/or to governmental agencies, provided that it uses commercially reasonable efforts to limit the disclosure to the minimum amount that will comply with applicable law (such as in response to a subpoena) or that is necessary to enforce its legal rights against the Owner. Unless prevented by law, the Recipient agrees to notify the Owner as far in advance as reasonably possible before the Recipient delivers the Owner’s Proprietary Information to any of those third parties. If requested by the Owner, and if permitted by law, the Recipient will cooperate with the Owner, at the Owner’s expense, in seeking to limit or eliminate legal requirements that compel disclosure, or in seeking confidential treatment by the applicable court, law enforcement officials and/or governmental agencies.
5.4 Attorneys and Accountants. The Recipient may permit its attorneys and accountants to view the Owner’s Proprietary Information, provided that they are under legal and/or professional duties to maintain the information’s confidentiality, and only for purposes of advising the Recipient regarding its legal rights and duties.
5.5 Due Diligence. In the event that the Recipient is required to make information available to potential acquirors or investors to enable them to conduct due diligence, the Recipient may permit access to the Owner’s Proprietary Information only if the third party conducting due diligence agrees in writing to treat the information in a manner consistent in all material respects with Recipient’s duties under this Contract.
5.6 Enforcement. The Parties acknowledge that a breach of a Party’s obligations under this Section 5 may cause irreparable harm to the other Party, for which monetary damages may be an inadequate remedy. Accordingly, each Party shall have the right to seek equitable remedies, including injunction, in any court of competent jurisdiction to stop or prevent a breach or threatened breach of this Section 5, without the necessity of posting a bond therefor.
6. ALLOCATIONS OF RISK.
6.1 Mutual Representations and Warranties.
(a)    Each of the Parties represents and warrants to the other, and for the benefit of the other Party only, that (i) it is properly chartered under applicable law or is a properly organized entity in good standing in the jurisdiction where it is formed; (ii) it has the corporate power to enter and perform this Contract under applicable law and under its charter or articles of incorporation, bylaws and/or other governance documents; (iii) it has obtained any consent it requires from its management, its board of directors, equity holders and any third parties to the extent consent is necessary to authorize it to enter and perform this Contract; (iv) its obligations under this Contract shall constitute valid and binding obligations enforceable against it; and (v) it has had adequate opportunity to review and negotiate the terms of this Contract and to seek the advice of counsel about its rights and duties under this Contract.
(b)    Each of the Parties warrants to the other, and for the benefit of the other Party only, that full performance of its duties under this Contract will not conflict with its performance under any other legally binding agreement.
6.2 Performance Warranties.
(a)    For six (6) months following the Effective Date (the “Warranty Period”), Streamline shall have the opportunity to test and assess the Licensed Software and determine whether it materially complies with the Software Documentation. In the event that the Licensed Software materially fails to conform to the Software Documentation or contains a material bug (each such occurrence, an “Issue”), then the royalties payable to Montefiore hereunder shall be offset by the actual costs incurred by Streamline to fix each Issue incurred in the twelve (12) months following discovery of such Issue(s) within the Warranty Period, subject to an aggregate maximum cap of $108,000.
(b)    Montefiore represents and warrants that it has the right to grant and convey the rights that are granted and conveyed to Streamline in this Contract. Montefiore warrants that Streamline’s exercise of the rights granted in this Contract and Streamline’s use of the Transferred Materials as contemplated in this Contract will not infringe, violate or misappropriate the Intellectual Property Rights or other proprietary rights in the United States, Canada or Mexico of any third party, provided that this representation and warranty shall not apply to modified versions of the Transferred Materials, if the relevant infringement, violation or misappropriation would have been avoided absent the modification. Montefiore represents that there are no suits or other legal actions pending, or, to Montefiore’s knowledge, threatened against Montefiore or its Affiliates alleging infringement, violation or misappropriation of any Intellectual Property Rights related to any Transferred Materials.
(c)    Montefiore represents and warrants to its knowledge (i) that the Licensed Software is not subject to any license or agreement requiring, as a condition of its integration and/or distribution, that any software into which it is integrated and/or with which it is distributed must be distributed in the form of source code and/or without charge; and (ii) that Streamline’s exercise of the licenses granted under this Contract, including distribution of the Licensed Software, will not impose or purport to impose upon Streamline or any third party any duty to distribute any software whatsoever in source code form and/or without charge.
(d)    Montefiore represents and warrants that (i) immediately prior to delivery of the Licensed Software and any other computer files delivered under this Contract, it will have scanned all such Licensed Software and other files using up-to-date, industry-standard anti-virus software, and (ii) at the time of delivery to Streamline, the Licensed Software and all such computer files will not, to Montefiore’s knowledge after performing such anti-virus scan, contain any computer viruses or any code designed to disable or damage either the Licensed Software or any other software, data or computer systems whatsoever. Montefiore also represents and warrants that, the Licensed Software as delivered does not and will not contain any functionality (i) that requires remote activation, either initially or periodically, using software “keys,” hardware dongles, or other mechanisms; (ii) that requires any communications with remote servers for purposes of verifying or auditing Streamlines’ or its customers’ use of the Licensed Software; (iii) that, with the passage of time, will disable further use of the Licensed Software or require removal or reinstallation thereof; or (iv) that enables Montefiore or any third party to remotely disable the Licensed Software, for purposes of “self-help” or otherwise.
(e)    Subject to the disclosures on Exhibit C to this Contract, Montefiore represents and warrants that the U.S. Governments neither holds nor claims any title, license or other right whatsoever in or to the Licensed Software.
(f)    Montefiore represents and warrants that, from and after the Effective Date, no Affiliate of Montefiore holds or claims any title, license or other right whatsoever in or to the Licensed Software other than the licenses granted back to Montefiore and its Affiliates as set forth in any separate mutually executed agreement by and between Montefiore and Streamline pursuant to which such rights may be granted.
(g)    Montefiore represents and warrants that no Contributor holds, has asserted or claims any title, license or other right whatsoever in or to the Licensed Software. Montefiore represents that each and every Contributor contributed to the Licensed Software as an employee of Montefiore and has executed an enforceable written agreement pursuant to which he or she has irrevocably assigned to Montefiore any and all Intellectual Property Rights or other interests whatsoever that he or she may hold with respect to the Licensed Software and Software Documentation.

(h)    Montefiore represents and warrants that neither Montefiore nor any of its Affiliates has granted any rights to any third party inconsistent with the rights granted in this Contract. Without limiting the foregoing, except pursuant to the Existing Customer Agreement, Montefiore represents and warrants that neither Montefiore nor any of its Affiliates has granted any license whatsoever in or to the Licensed Software.
(i)    STREAMLINE ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES PROVIDED BY MONTEFIORE WITH RESPECT TO THE LICENSED SOFTWARE AND THE SOFTWARE DOCUMENTATION ARE IN LIEU OF ANY OTHER WARRANTY, AND MONTEFIORE HEREBY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSED SOFTWARE OR THE SOFTWARE DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF NON-INFRINGEMENT. MONTEFIORE DOES NOT WARRANT THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE. FOR AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED IN THIS CONTRACT, STREAMLINE ACKNOWLEDGES THAT THE LICENSED SOFTWARE IS PROVIDED “AS IS.”
6.3 Representations and Warranties Regarding Assumed Contracts.
(a)    Montefiore represents and warrants that except as otherwise disclosed on Exhibit C to this Contract, (i) each of the Assumed Contracts identified on Exhibit C is in full force and effect; (ii) it has the right to assign, transfer and convey to Streamline all Assumed Contracts; (iii) no consents are required from any third party in order to effect such assignments, other than such consents as have been obtained by Montefiore; (iv) such assignments shall not constitute a conflict with or breach under any Assumed Contracts; (v) the assignment of all such agreements shall be legally effective as of the Effective Date; and (vi) such assignment shall not give rise to any claim of liability or right of termination by the counter-party under any Assumed Contracts, nor give rise to any acceleration or modification of the obligations being assumed by Streamline under such Assumed Contracts.
(b)    Montefiore represents and warrants that (i) it has not breached its material obligations under any Assumed Contracts; (ii) to its knowledge, the counter-parties under each of the Assumed Contracts are not in material breach of such obligations under such agreements; (iii) no third party has asserted or, to its knowledge, threatened any claim under any Assumed Contracts; and (iv) except as stated in Exhibit C, there are no affirmative performance duties, including, by way of example, payment obligations, reporting obligations, or delivery obligations, that would be obligations upon Streamline following assumption of the Assumed Contract and that shall come due within ninety (90) days following the Effective Date.
6.4 Other Representations and Warranties and Covenants.
(a)    No approval, consent, or authorization of any governmental agency or regulatory authority, nor any filing or registration with any such governmental agency or regulatory authority, is required by either Party for the execution and performance of this Contract.
(b)    Montefiore represents and warrants that it has paid any and all taxes and related charges that are or will become due in connection with its execution and entry into, and/or any transactions contemplated by or performed prior to the Effective Date under, the Assumed Contracts.

(c)    Streamline represents, warrants and covenants that it shall not violate any applicable law, rule or regulation or any contracts with third parties in the development, marketing, sale, licensing and distribution of the Covered Offerings and the exercise of the Licensed Rights.
(d)    With respect to its performance and exercise of rights under each of the Assumed Contracts, Montefiore represents that it, its Affiliates, and their respective employees and agents have complied at all times with all applicable laws and regulations, including, without limitation, all laws and regulations regarding privacy, data breach and treatment of personally identifiable information.
(e)    Streamline represents, warrants and covenants that it shall not impose or subject the Licensed Software and Software Documentation and any licenses granted to Streamline under this Contract, to any liens, security interests or other encumbrances without the prior written consent of Montefiore.
(f)    Streamline represents, warrants and covenants that there is no pending, or to its knowledge, threatened, litigation, arbitrated matter or other dispute to which it is a party that would reasonably be expected to have an adverse effect on its ability to fulfill its obligations under this Contract.
(g)    Streamline represents, warrants and covenants that throughout the Contract Period it shall use commercially reasonable efforts to develop the Licensed Software into Covered Offerings and to commercialize, sell, market and distribute Covered Offerings in the marketplace which meet or exceed standards consistent with the standards of Licensed Software as it exists on the Effective Date.
6.5 Affiliate Compliance. Montefiore covenants that it shall cause its Affiliates to comply with this Contract in full, and Montefiore shall be responsible for the acts and omissions of its Affiliates to the same extent as if such acts or omissions were those of Montefiore’s agents acting on its behalf. Without limiting the general applicability of the foregoing, Montefiore shall cause each Affiliate to carry out such actions as are necessary to give full force and effect to this Contract, including, as necessary, (i) assignment of any rights or interests that any such Affiliate may have with respect to any Assumed Contract, and (ii) the granting of any licenses under the Licensed Rights or other rights as are necessary to vest in Streamline the exclusive rights granted to Streamline in this Contract. Montefiore represents and warrants that its representations and warranties under this Contract are made on its own behalf and on behalf of its Affiliates, to the full extent as if such representations and warranties were made by such Affiliates themselves directly for the benefit of Streamline, and Montefiore agrees that any act or omission by Montefiore’s Affiliate which, if undertaken by Montefiore, would constitute a breach of any representation, warranty, or covenant under this Contract, shall be construed as a breach by Montefiore itself.
6.6 Indemnities.
(a)    If Streamline notifies Montefiore that a third party has threatened or instituted against Streamline, its Affiliate(s), and/or their respective officers, directors, employees, agents or customers (each a “Streamline Indemnitee”) a legal action, seeking monetary damages or seeking injunctive relief to interfere with Streamline’s continued exercise of rights granted by this Contract, and if that legal action alleges facts that, if true, would constitute a breach of Montefiore’s representations and/or warranties under this Contract, upon Streamline’s request, Montefiore agrees to assume the defense of such claim at its own expense and will pay on Streamline’s behalf any monetary awards that a court of final jurisdiction orders Streamline to pay based on those claims or amounts that Montefiore agrees to be paid in settlement of such claim. As a condition of Montefiore’s obligations under this Section 6.6, Streamline must (i) promptly notify Montefiore when it becomes aware of a relevant claim or allegation by a third party; (ii) authorize Montefiore, in a signed writing, to conduct the defense and settlement of the third party’s claim, without interference; and (iii) to give to Montefiore all the information and assistance that Montefiore may reasonably request in connection with defending or settling the claim, provided that Montefiore reimburses Streamline’s actual and reasonable out-of-pocket expenses incurred by providing that information and assistance. Montefiore agrees not to settle such a third-party claim unless the settlement fully releases the Streamline Indemnitees, without imposing future duties on any Streamline Indemnitee or admitting any liability on any Streamline Indemnitee’s behalf, or unless the applicable Streamline Indemnitee provides a signed, written consent to the settlement in advance. Montefiore will permit counsel appointed by Streamline, at Streamline’s expense, to consult and assist in Montefiore’s defense and settlement of any such third-party claim for which Montefiore is providing defense. If any Streamline Indemnitee’s continued use of the Licensed Software is enjoined as a result of such a claim, Montefiore will exercise reasonable efforts, at its expense, to procure appropriate licenses from third parties as required to enable such Streamline Indemnitee’s continued use in accordance with this Contract.
(c)    Montefiore will not have any responsibility or liability under this Contract in connection with claims made by third parties to the extent they are directed at (i) modifications of the Licensed Software or Software Documentation not made by Montefiore or a Montefiore Affiliate or their agents or contractors; (ii) combination of any materials (including the Licensed Software and Software Documentation) provided by Montefiore with materials not provided by Montefiore under this Contract; (iii) use of the Licensed Software other than in accordance with the Software Documentation and this Contract; (iv) acts or omissions by Streamline or its resellers or distributors in the conduct of its or their business in relation to any Covered Offering, except as expressly authorized by this Agreement; and/or (v) claims arising under any Assumed Contract from or after the Effective Date, other than by virtue of a breach of representations or warranties made by Montefiore or made on behalf of Montefiore’s Affiliate(s) hereunder.
(d)    In the event that any third party threatens or institutes against Montefiore, its Affiliate(s), and/or their respective officers, directors, employees, agents or customers (each a “Montefiore Indemnitee”) a legal action alleging (i) losses or damages in connection with such third party’s Qualified Sublicense or (ii) facts that, if true, would constitute a breach of Streamline’s representations and/or warranties under this Contract, Streamline agrees to assume the defense of such claim at its own expense and will pay on Montefiore’s behalf any monetary awards that a court of final jurisdiction orders a Montefiore Indemnitee to pay based on those claims or amounts that Streamline agrees to be paid in settlement of such claim. As a condition of Streamline’s obligations in this Section 6.6, Montefiore must (i) promptly notify Streamline when it becomes aware of a relevant claim or allegation by a third party; (ii) authorize Streamline, in a signed writing, to conduct the defense and settlement of the third party’s claim, without interference; and (iii) give to Streamline all the information and assistance that Streamline may reasonably request in connection with defending or settling the claim, provided that Streamline reimburses Montefiore’s actual and reasonable out-of-pocket expenses incurred by providing that information and assistance. Streamline agrees not to settle such a third-party claim unless the settlement fully releases Montefiore, without imposing future duties on Montefiore or admitting any liability on Montefiore’s behalf, or unless Montefiore provides a signed, written consent to the settlement in advance. Streamline will permit counsel appointed by Montefiore, at Montefiore’s expense, to consult and assist in Streamline’s defense and settlement of all such third-party claims.
(e)    EXCEPT IN CONNECTION WITH (i) A BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER SECTION 5 (CONFIDENTIALITY), (ii) A BREACH BY

MONTEFIORE OF SECTIONS 2.1(d) OR 2.2 (EXERCISE OF RESERVED RIGHTS; GENERAL RESERVATION OF RIGHTS), WHICH SHALL BE LIMITED AS PROVIDED IN SECTION 6.6(f), (iii) A BREACH BY STREAMLINE OF SECTION 6.4(g), (iv) EACH PARTY’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR (v) AN INSTANCE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT ON THE PART OF EITHER PARTY, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) WHETHER OR NOT FORESEEABLE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
(f)    EXCEPT IN CONNECTION WITH (i) A BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER SECTION 5 (CONFIDENTIALITY), (ii) A BREACH BY MONTEFIORE OF SECTIONS 2.1(d) AND/OR 2.2, (iii) EACH PARTY’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR (iv) AN INSTANCE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT ON THE PART OF EITHER PARTY (COLLECTIVELY, (i), (ii), (iii) and (iv), THE “CARVEOUTS”), IN NO EVENT SHALL EITHER PARTY BE LIABLE IN CONNECTION WITH ANY PARTICULAR CLAIM UNDER THIS AGREEMENT FOR MONETARY DAMAGES EXCEEDING THREE MILLION DOLLARS ($3,000,000), NOR SHALL EITHER PARTY’S CUMULATIVE LIABILITY FOR ALL CLAIMS ARISING UNDER THIS AGREEMENT, OTHER THAN IN RESPECT OF THE CARVEOUTS, EXCEED, IN THE AGGREGATE, THREE MILLION DOLLARS ($3,000,000). NOTWITHSTANDING ANY OF THE FOREGOING TO THE CONTRARY, MONTEFIORE’S MAXIMUM AGGREGATE LIABILITY SHALL BE EQUAL TO AN AMOUNT FOR MONETARY DAMAGES UP TO SIX MILLION DOLLARS ($6,000,000) IN CONNECTION WITH ANY BREACH BY MONTEFIORE OF SECTIONS 2.1(d) OR 2.2 (EXERCISE OF RESERVED RIGHTS; GENERAL RESERVATION OF RIGHTS. FOR SAKE OF CLARITY, IN NO EVENT WILL STREAMLINE’S LIABILITY FOR MONETARY DAMAGES ARISING FROM ANY BREACH OF SECTION 6.4(g) EXCEED, IN AGGREGATE, THE SUM OF THREE MILLION DOLLARS ($3,000,000), LESS AMOUNTS HAVING PREVIOUSLY BEEN PAID BY STREAMLINE UNDER SECTION B.3 OF EXHIBIT B.
7. DURATION AND TERMINATION OF THIS CONTRACT.
7.1 Duration of Contract. The Parties intend for this Contract to become legally enforceable starting on the Effective Date. This Contract will remain in effect until the fifteenth (15th) anniversary of the Effective Date, or until expiration of all patents identified in Exhibit D (or patents issuing on patent applications listed in Exhibit D), whichever period is longer, unless either Party terminates the Contract in one of the situations permitting termination as described below. Following the fifteenth (15th) anniversary of the Effective Date, the parties may elect to renew this Contract in writing upon mutually agreeable terms.
7.2 Termination for Breach. Either Party may terminate this Contract immediately by providing a notice to the other Party if the other Party has failed to perform any material obligation and has not fully cured the failure within sixty (60) days after it has been given an initial notice specifying the breach. Streamline shall be deemed in material default of this Contract if it has not paid any amount owed Montefiore within thirty (30) days of the date due. Past due amounts shall bear interest at a rate of 1½% per month or the highest rate permitted by law, whichever is less. Montefiore shall also be entitled to all reasonable costs of collection, including reasonable attorneys’ fees, in the event of a breach of this Agreement by Streamline.

7.3 Termination for Insolvency. Either Party may terminate this Contract immediately by providing a notice to the other Party if (i) the other Party becomes or is declared insolvent or unable to pay its debts as they become due or makes an assignment for the benefit of its creditors; (ii) the other Party files, or notifies the other Party that it intends to file, a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute; (iii) a receiver, liquidator or trustee is appointed for all or a substantial part of the other Party’s assets; (v) the other Party or its equity owners or creditors takes any other action commencing such Party’s dissolution or liquidation; (vi) the other Party makes an assignment for the benefit of all or substantially all of its creditors; or (vii) the other Party enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.
7.4 Payment Upon Streamline Change of Control. In the event of a Change of Control of Streamline prior to May 1, 2020, Streamline agrees to pay to Montefiore the sum of Three Million Dollars ($3,000,000), less any amounts having been paid under Section B.3 of Exhibit B. For avoidance of doubt, Streamline shall have no payment obligation under this paragraph in the event that either (i) prior to the occurrence of such Change of Control, Streamline has already paid Ongoing Royalty Fees under Section B.3 of Exhibit B that equal or exceed the sum of Three Million Dollars ($3,000,000), or (ii) the date of such Change of Control occurs after May 1, 2020. Any payment provided for in this paragraph shall be made by Streamline no later than thirty (30) days following the occurrence of such Change of Control. Any payment made by Streamline pursuant to this paragraph shall be credited against any amounts that subsequently come due under Section B.3 of Exhibit B.
7.5 General Consequences of Termination.
(a)    Effective immediately upon termination of this Contract, all licenses granted under this Contract will become void, and neither Party will have continuing rights to use any Proprietary Information of the other Party or to exercise any Intellectual Property Rights having been licensed under this Contract, provided that Streamline shall retain a non-exclusive, royalty-free perpetual license (i) to use the Licensed Software and Software Documentation solely for purposes of providing support to such of its customers who have entered into Qualified Sublicenses during the Contract Period and/or Wind-Down Period (defined below); (ii) to modify the Licensed Software for purposes of performing maintenance, including, by way of example, correction of code errors; and (iii) to reproduce and distribute copies of the Licensed Software containing corrections and “bug fixes” to customers who have entered into Qualified Sublicenses during the Contract Period and/or Wind-Down Period.
(b) Notwithstanding the preceding Section 7.5(a), following termination of this Contract, Streamline and its resellers and distributors shall have the right, for up to 180 days following the date of expiration or termination (the “Wind-Down Period”), to fulfill customer orders for Covered Offerings having been received prior to the date of expiration or termination or during the Wind-Down Period, provided that any distribution remains subject to Qualified Sublicenses.
(c)    Subject to Streamline’s rights in the preceding Section 7.5(a) and Section 7.5(b), as soon as can reasonably be accomplished after this Contract is terminated, each Party will discontinue all other uses and will return the Proprietary Information and proprietary materials of the other Party. If a Party has payment obligations that have accrued but remain unpaid at the time of expiration or termination, the Party will make prompt payment after the expiration or termination.
(d)    Notwithstanding the foregoing, Montefiore acknowledges that Streamline may from time to time during the Contract Period develop Independent Offerings. Notwithstanding the termination or expiration of this Contract, Montefiore agrees that Streamline shall have the right to commercialize all Independent Offerings and, as between the Parties, Streamline shall have the non-exclusive right to exploit any Intellectual Property Rights that are embodied in, practiced by, or associated with such Independent Offerings, without obligation to pay royalties of any kind, and Montefiore, on its own behalf and on behalf of its Affiliates, hereby irrevocably waives, discharges and releases Streamline, its Affiliates, and their resellers, distributors, licensees, customers and end users from any and all claims in connection with the commercialization of such Independent Offerings.
(e)    Notwithstanding the preceding paragraphs of this Section 7.5, in the event that the Contract Period endures until the fifteenth (15th) anniversary of the Effective Date, without being terminated prior to such data (the “Conversion Date”), all licenses granted to Streamline under this Contract shall thereafter, by automatic operation of this Contract, become fully-paid, royalty-free, non-exclusive, perpetual and irrevocable, and the Contract Period shall thereafter continue in effect indefinitely; provided, however, if the License and Support Term has been renewed by Montefiore beyond such date, then the Conversion Date shall mean the date of termination of the License and Support Term. For purposes of this provision, “License and Support Term” shall have the meaning set forth in that certain Software License and Support Agreement, dated as of the Effective Date, between Streamline and Montefiore (as the same may be amended from time to time). For avoidance of doubt, following the Conversion Date, Streamline shall have no further payment obligations under this Contract, provided that Streamline shall nevertheless remain subject to payment obligations accrued prior to the Conversion Date.
7.6 Continuing Effect of Qualified Sublicenses.
(a)    Termination of this Contract will not affect the validity of licenses granted to any third party under a Qualified Sublicense entered into prior to expiration of the Wind-Down Period, and the rights of each third party thereunder shall continue in effect in accordance with such contract’s terms, even after the termination hereof. The Existing Customer Agreement and any other agreements which may be in effect by and between Streamline and/or its Affiliates, on the one hand, and Montefiore and/or its Affiliates, on the other hand, and the respective parties’ rights thereunder, will not be affected by the termination of this Contract.
(b)    Montefiore acknowledges that Streamline may from time to time during the Contract Period and/or Wind-Down Period determine in its good faith judgment that it is necessary or appropriate (e.g., to induce a potential customer to enter into a Qualified Sublicense) to place the source code of a Covered Offering into an escrow account for the benefit of one (1) or more licensees. Montefiore agrees that (i) Streamline shall have the right to enter into such escrow arrangements and to place such source code into an escrow account provided by a reputable third-party escrow agent, (ii) such source code may be distributed to the relevant third-party customers under the terms of such escrow arrangements and used by such third parties in accordance with Qualified Sublicenses, notwithstanding the termination of this Contract.
7.7 Continuing Force of Certain Provisions. Even if this Contract is terminated, the Parties agree to remain bound by the provisions of 2.7, 4, 5, 6, 7.5, 7.6, 7.7, 8 and 9. The rights and duties created by those provisions will not expire or terminate, but will remain in effect for so long as the provisions themselves expressly state, or, if not stated, indefinitely. Each Party will retain any claims accrued prior to termination, such as accrued rights to receive payments from the other Party.
8. MISCELLANEOUS PROVISIONS.

8.1 Notices. For purposes of any provision of this Contract requiring notice to be given or received, the Parties agree that the notices shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) return receipt or confirmation is received following transmission by facsimile, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:
If to Montefiore:

Montefiore Medical Center
111 East 210 Street
Bronx, New York 10467
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Montefiore Medical Center
111 East 210 Street
Bronx, New York 10467
Attention: General Counsel

with a copy to (which shall not constitute notice):

Wiggin and Dana LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention: William A. Perrone

If to Streamline:

Streamline Health, Inc.
1230 Peachtree Street NE, Suite 1000
Atlanta, Georgia 30309
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Womble Carlyle Sandridge & Rice LLP
8065 Leesburg Pike, Fourth Floor
Tysons Corner, Virginia 22182
Attention: John Gambaccini and/or Todd W. Harris

Date of service of such notice shall be (i) the date such notice is delivered by hand, (ii) one (1) business day following the delivery by express overnight delivery service, (iii) the date confirmation of transmission is received if sent by facsimile during any business day, or the next succeeding business day if confirmation of transmission is received on a day other than a business day, or (iv) upon actual receipt if sent by certified or registered mail.

8.2 Limitations on Assignment and Delegation. The Parties agree that neither of them will have the right or ability to assign to any third party some or all of its rights under this Contract, nor to delegate to any third party some or all of it its duties. Any document, instrument or act that claims to make such an assignment or delegation will be interpreted as wholly ineffective and will be disregarded. A Party may waive enforcement of this provision only by written agreement delivered in accordance with Section 8.1 (Notices) that expressly indicates its consent to the other Party’s assignment or delegation. As exceptions to the provisions of this paragraph but subject to Section 7.4 (Payment Upon Streamline Change of Control) above, (i) either Party may, without needing to obtain consent, assign this Contract to the surviving entity of a merger to which it is a party, or it may assign this Contract as part of an assignment of substantially all of its business related to this Contract, and (ii) either Party may assign this Contract to its Affiliate, provided that in either situation contemplated by clause ‘(i)’ or ‘(ii)’ above, the assignee must agree in writing to assume the assignor’s obligations under this Contract, and further provided that, in the event of an assignment under clause ‘(ii)’ (i.e., assignment to a Party’s Affiliate), the assignor agrees to remain secondarily liable for any liabilities of the Affiliate assignee arising under this Contract. Notwithstanding any of the foregoing to the contrary, no assignment of rights or delegation of duties under this Contract shall relieve either Party of any of its liabilities hereunder to the extent such liabilities arise prior to the effective date of such assignment or delegation.
8.3 Benefit of Contract Parties Only. The Parties intend to make commitments only to each other under this Contract, and only for their respective benefits. They do not intend to give any third party any right to enforce this Contract or any part of it except as provided in Section 6.6 (Indemnities) above.
8.4 Applicable Law. The Parties intend that the laws of the United States and of the State of New York should be used to interpret and enforce this Contract. If any instances occur when the laws of New York themselves would require the law of another jurisdiction to be applied to this Contract, the Parties do not wish the other jurisdiction’s law to be applied and instead intend for New York’s law to be applied even in those situations.
8.5 Dispute Resolution. To the extent any dispute arising under this Contract relates to any matter relating to an interpretation of this Contract, such dispute shall be considered in person or by telephone by the Parties’ respective designees of appropriate seniority and authority within five (5) days after receipt of a notice from either Party specifying the nature of the dispute. If the Parties’ respective designees cannot agree on a resolution of the dispute within ten (10) days, the dispute will be escalated to the Parties’ respective senior management for resolution. If (i) either Party’s designee concludes in good faith that a resolution of the matter in dispute through the process set forth above would not be likely, (ii) the date twenty (20) days after the date of the initial notice of dispute has been reached or (iii) the date thirty (30) days before the expiration of the statute of limitations governing any cause of action relating to such dispute has been reached, then either Party may pursue its rights and remedies under this Contract. This Section 8.5 shall not prohibit either Party from seeking, at any time, injunctive relief to restrain or prevent a breach or threatened breach of any provision of this Contract.
8.6 Venue for Disputes. The Parties agree that any litigation between them may only be brought in the state or federal courts located within New York, New York, and each Party consents to the jurisdiction of those courts. However, a Party may bring an action solely for purposes of seeking an injunction to stop or prevent infringement of Intellectual Property Rights or misappropriation of Proprietary Information by the other Party in any court that has jurisdiction.

8.7 Excuse from Liability for Non-Performance due to Force Majeure. If a Party is prevented from performing its duties under this Contract as a result of an event of force majeure, its failure to perform will not be considered a breach of this Contract, and its performance (other than payment obligations) will be excused for the duration of the force majeure. For purposes of this Contract, an event of “force majeure” refers to an act of god, war, natural disaster and other events beyond all reasonable control of the non-performing Party.
8.8 Entire Agreement. The Parties agree that the provisions of this Contract are the entire agreement between them regarding the matters that this Contract addresses. The Parties also agree that any prior agreements about those same matters, whether written or oral, are superseded by this Contract, and previous oral agreements about those matters do not have any legally binding force.
9. RULES FOR INTERPRETING THIS CONTRACT.
9.1 Inclusive Interpretations. The Parties agree that the following rules should be applied when interpreting the words of this Contract, unless the express words of the Contract indicate otherwise: (i) all references to one gender apply equally to both genders; (ii) definitions of nouns in the singular also apply to the plural, and vice versa; and (iii) any use of the term “including,” if followed by a list, will be interpreted to mean “including, without limitation.”
9.2 Section References. References to “sections,” “paragraphs,” “clauses” and “provisions” are references to portions of this document only, unless the reference expressly states otherwise.
9.3 Counting of Days. Whenever this Contract makes reference to a certain number of days, it is referring to calendar days, unless it specifically references “business days,” in which case the counting of days will exclude Saturdays, Sundays, and all holidays when the offices of U.S. federal agencies and/or the State of New York are scheduled to be closed.
9.4 Background Information. If any background information or “recitals” are contained on the first page(s) of this document prior to the contractual provisions, the Parties intend that such information and recitals should have no legally binding effect whatsoever, nor be interpreted as representations or warranties. However, any terms that are defined in that information or those recitals will apply throughout the Contract unless the Contract contains an express statement to the contrary.
9.5 Participation in Drafting. The Parties intend that this Contract should be interpreted in all instances as if they participated equally in the drafting of all its provisions, and that no provision in this Contract should be interpreted in a manner unfavorable to a Party on the basis that it drafted the provision.
9.6 Enforceability. Even if the law will not enforce a provision of this Contract in a particular instance, the Parties intend to remain bound by the other, enforceable provisions. If the unenforceable provision could be interpreted in a manner that would render it enforceable, while still reflecting the Parties’ mutual intent, they intend for that interpretation to apply. If permitted by law, the Parties also intend for the provision that cannot be enforced in that instance to remain applicable in any other instances when it can be enforced.
9.7 Contract Amendments. The Parties acknowledge that they may desire to modify this Contract in the future, but that no modifications will be legally binding unless the modifications are in a written agreement delivered in accordance with Section 8.1 (Notices). The Parties agree that this Contract cannot be modified by electronic writings, such as email, nor by affixing digital signatures of any nature to any digital file.

9.8 Waivers. Even if a Party fails to enforce its rights under this Contract in a particular instance, the other Party must still perform its duties in that instance unless the non-enforcing Party physically signs a paper that expressly waives its rights in that instance, and any such waiver only applies to the particular instance and particular rights expressly waived.
9.9 No Implications of Section Titles. The titles to each of the sections of this Contract are intended only to facilitate convenient reference; the Parties agree that those titles are not part of the Contract and should not be used to interpret any part of this Contract.
9.10 Execution of Multiple Copies. If the Parties sign multiple copies of this Contract, they intend that all of those copies will be considered original copies, but together all of those copies represent only one contract.
[Signature page follows.]

By signing below, each Party signifies its intent to be legally bound by the provisions of this Contract.

On behalf of	On behalf of
MONTEFIORE MEDICAL	STREAMLINE HEALTH, INC
CENTER

By: /s/ Philip O. Ozuah	By: /s/ Robert E. Watson
(Signature)	(Signature)

Name: Philip O. Ozuah, M.D., Ph.D.	Name: Robert. E Watson

Title: EVP &COO	Title: President & Chief Executive Officer

Date: October 25, 2013	Date: October 25, 2013

Execution Version

ASSET LICENSE AND ACQUISITION CONTRACT
Exhibit A
Defined Words and Phrases
“Affiliate” means, with respect to a Party, any entity that controls, is controlled by, or is under common control with such Party, whereby the term “control” means the right or ability to direct the management of the controlled entity, by means of equity ownership, by membership upon the entity’s board or directors, by contract or otherwise.
“Assumed Contract” means any of the Third-Party Resource Agreements and the Existing Customer Agreement.
“Change of Control” means the (i) consolidation or merger of a Party with or into any entity other than a consolidation or merger in which the stockholders of such Party retains voting control of the consolidated or merged entity, (ii) sale, transfer or other disposition of all or substantially all of the assets of a Party in one transaction or a series of related transactions or (iii) acquisition by any entity, or group of entities acting in concert, of beneficial ownership (as defined in the Securities Act of 1934) or voting control of fifty percent (50%) or more of the outstanding voting securities or other ownership interests of a Party.
“CLG Brand” shall mean the marks and branding elements identified as such in Exhibit D.
“CLG Site” and “CLG Site Materials” have the respective meanings set forth in Section 2.3(e).
“Contract” refers, collectively, to the provisions contained in this document, its appendices, exhibits, and/or addenda, if any, and any other documents or provisions that are expressly incorporated by cross-reference.
“Contract Period” refers to the period during which this Contract remains in full force as described in Section 7.
“Contributor” means an individual person who has authored any portion of the code within the Licensed Software, or who is or at any time was, under applicable law, considered an inventor or co-inventor of any proprietary method embodied in, or practiced by, the Licensed Software, whether patentable or not, or who developed or contributed in any manner whatsoever to development or conception of algorithms, procedures, designs, or other aspects of the Licensed Software.
“Covered Offerings” are (i) the Licensed Software, (ii) the Software Documentation; (iii) materials incorporating all or any portion of the Licensed Software (as existing on the Effective Date) that includes its unique features or functionality and/or Software Documentation, or include any derivative works of all or any portion of the Licensed Software (as existing on the Effective Date) that includes its unique features or functionality and/or Software Documentation; and (iv) services in the nature of a “hosted” service or “software as a service,” in which a customer is permitted remote access to all or any portion of the Licensed Software (as existing on the Effective Date) that includes its unique features of functionality or to all or any portion of a derivative work of any portion of the Licensed Software (as existing on the Effective Date) that includes its unique features or functionality.
“Effective Date” refers to the date as of which authorized representatives of both Parties have physically signed one (1) or more printed copies of this Contract. If those authorized representatives sign on different dates, the Effective Date is the date of the latter signature.

“EHIT” means Emerging Health Information Technology, LLC.
“Existing Customer Agreement” shall mean that certain contract entitled “Vendor Agreement” between Bronx RHIO, Inc. and Emerging Health Information Technology, LLC, dated June 22, 2013.
“Initial Implementation Fees” are fees paid in consideration for services in the nature of non-recurring installation, setup, initial configuration and implementation of a Covered Offering for a customer.
“Intellectual Property Rights” are the exclusive rights held by the owner of a copyright, patent, trademark, or trade secret, including (i) the rights to copy, public perform, public display, distribute, adapt, translate, modify and create derivative works of copyrighted subject matter; (ii) the right to exclude another from using, making, having made, selling, offering to sell, and importing patented subject matter and from practicing patented methods, (iii) the rights to use and display any marks in association with businesses, products or services as an indication of ownership, origin, affiliation, endorsement, or sponsorship; and (iv) the rights to apply for any of the foregoing rights, and all rights in those applications. Intellectual Property Rights also include any and all rights associated with particular information that are granted by law and that give the owner, independent of contract, exclusive authority to control use or disclosure of the information, including enforceable privacy rights and any rights in databases recognized by applicable law.
“Independent Offerings” are products and services that are not Covered Offerings.
“Licensed Rights” are (i) all rights under the patents listed in Exhibit D, and any continuations, divisions, re-issues, re-examinations and extensions thereof and corresponding patents and applications in other countries; (ii) all patent applications listed in Exhibit D, and any continuations, divisions, re-issues, re-examinations and extensions thereof and corresponding patents and applications in other countries; (iii) all Intellectual Property Rights that are embodied in, or practiced by, the Licensed Software and/or Software Documentation, including the Licensed Brand; and (iv) all other Intellectual Property Rights, whether or not patented or patentable, that are owned or controlled by Montefiore and/or any Affiliate of Montefiore and that, in the absence of a license, would by infringed by the use, reproduction, public display, public performance, modification, adaptation, translation, creation of derivative works based upon, distribution, digital transmission, manufacture, sale, offering for sale, or importation of any Covered Offering.
“Licensed Software” refers to the proprietary software code, in all formats existing as of the Effective Date, including source code and object code forms thereof, of the product marketed by Montefiore and/or by its Affiliates as of the Effective Date under the brand “Clinical Looking Glass,” in all versions having been developed as of the Effective Date, excluding the Third-Party Resources.
“Modifications” shall have the meaning set forth in Section 2.2.
“Ongoing Royalty Fees” shall have the meaning set forth in Exhibit B.
“Other CLG Marks” are the marks and branding elements identified as such in Exhibit D.
“Party” refers to each of Montefiore and Streamline.
“Proprietary Information” means data or information in any form disclosed by one Party to the other Party by any means, if and for so long as the data and information are protectable as trade secrets by the disclosing Party or are otherwise subject to legal rights that give the disclosing Party, independent of contract, a right to control use and/or disclosure of the data and information. As a non-exhaustive list of examples, Proprietary Information includes information regarding a Party’s financial condition and financial projections, business and marketing plans, product plans, product and device prototypes, the results of product testing, research data, market intelligence, technical designs and specifications, secret methods, manufacturing processes, source code of proprietary software, the content of unpublished patent applications, customer lists, vendor lists, internal cost data, the terms of contracts with employees and third parties, and information tending to embarrass the disclosing Party or tending to tarnish its reputation or brand. To be clear, however, information in this list of examples is only considered Proprietary Information for so long as it has not been made known to the general public by the disclosing Party or through the rightful actions of a third party, and only for so long as the information holds value, as reasonably determined by the disclosing Party, by virtue of remaining confidential. Information may be Proprietary Information regardless of the medium or manner by which it is disclosed, including disclosures orally or via printed or handwritten document, email or other electronic messaging, fax or telephone.
“Qualified Sublicense” shall have the meaning set forth in Section 3.3(a).
“Reserved Rights” shall have the meaning set forth in Section 2.2.
“Software Documentation” means all documentation, data, information and other materials, if any, prepared by Montefiore describing or annotating the Licensed Software, or that has been prepared by Montefiore for use as end user documentation in connection with the Licensed Software, if any, to the extent such documentation does not constitute software code.
“Third-Party Resource” means any of the products, information, materials and any other subject matter having been sold, licensed or otherwise provided to Montefiore pursuant to the Third-Party Resource Agreements.
“Third-Party Resource Agreements” are the agreements listed in Exhibit C.
“Transferred Equipment” has the meaning set forth in Section 2.3(d).
“Transferred Materials” are, collectively, the Licensed Software, Transferred Equipment, and CLG Site Materials.